Exhibit 99.1

EUROCLEAR NEDERLAND Instruction Form

DTC Participant Instruction Form

Please provide instructions below to receive your D.E MASTER BLENDERS 1753 N.V., a public company with limited liability with corporate seat in Joure, the Netherlands, (“DEMB”) ordinary shares (“Shares”) in book-entry form through Euroclear Nederland. In order to ensure the delivery of your Shares to Euroclear Nederland on the official listing date of DEMB, currently expected to be [                    ], this form must be properly completed and received by Computershare anytime before but no later than 5:00 PM New York City Time on [                    ].

The delivery of your Shares to a Euroclear Nederland account will be done as a free delivery. For delivery to occur, in addition to the delivery instructions you provide on this form, you must send a SWIFT MT 540 message to your Euroclear Nederland custodian or bank for your Shares to be credited to the Euroclear Nederland account specified below. If proper instructions are not provided, delivery of your Shares may be delayed.

Euroclear Nederland Account Number:	☐ ☐ ☐ ☐ ☐

Full Name of Euroclear Nederland Account:

Further Credit to Account*:

Further Credit Account Name*:

Receiving Bank/Broker Name:

Receiving Bank/Broker Contact:

Receiving Bank/Broker Phone Number:

DTC Participant Number:	☐ ☐ ☐ ☐ ☐

DTC Participant:

DTC Participant Contact:

DTC Participant Phone Number:

* Not mandatory. Only include if you do not have a direct Euroclear Nederland account and are therefore using a local custodian.

Note – Only one form per DTC participant number will be accepted by Computershare. All of the Shares you are entitled to receive will be credited to the Euroclear Nederland account listed above.

By signing this form, you hereby give an irrevocable power of attorney and instruction to Computershare and ABN AMRO Bank N.V. (“ABN AMRO”) to sign a private deed of transfer for the Shares and to take all other actions necessary to deliver your Shares to the Euroclear Nederland account listed above.

Computershare’s and ABN AMRO’s ability to deliver your Shares are based solely on the instructions provided by you on this form. If your Shares cannot be delivered based on the instructions provided, if your receiving custodian or bank does not provide receiving instructions, or if Computershare or ABN AMRO are otherwise unsuccessful in delivering your Shares, then your Shares will be registered in book-entry form in the DEMB shareholder register and you may be asked to provide additional instructions and documentation.

HERE ▶
	Signature	Date	Title

[Place Signature Guarantee Medallion Here]	Please send the completed form to the address below via overnight courier: Computershare 480 Washington Blvd., 27 Floor Attn: Barbara Cumberland / Ray Vargas Jersey City, NJ 07310

EUROCLEAR NEDERLAND Instruction Form

Questions and Answers

Q.	What is Euroclear Nederland?

A.	Euroclear Nederland is the central securities depository for NYSE Euronext Amsterdam.

Q.	Where are the Shares expected to trade?

A.	The Shares are expected to be listed and traded on NYSE Euronext Amsterdam under symbol “DE.” Shares will be ineligible for settlement on NYSE Euronext Amsterdam unless they are held in a securities account through Euroclear Nederland.

Q.	What is the ISIN for the Shares?

A.	The ISIN for the Shares is NL0010157558.

Q.	What is the deadline for Computershare to receive this form?

A.	If you do not properly complete and return this instruction form by [ ] your Shares will be entered into the DEMB shareholder register maintained on behalf of DEMB by Computershare. Computershare cannot guarantee that instructions forms it receives later than [ ] will be processed in time to avoid inclusion of Shares covered by such instruction form in the DEMB shareholder register. In order to ensure the transfer of your Shares into your specified Euroclear Nederland account, Computershare should receive your instruction form no later than [ ].

Q.	How many Shares will I receive?

A.	You will be entitled to receive [ ] share(s) of common stock of DE US, Inc. for each share of Sara Lee Corporation (“Sara Lee”) common stock you held at the close of business on [ ], the record date. On [ ], the distribution date, Sara Lee will distribute to Computershare common stock of DE US, Inc. for the benefit of Sara Lee shareholders.

After the distribution, DE US, Inc. will merge with a wholly-owned subsidiary of DEMB. In connection with the merger, you will be entitled to receive [                ] Share(s) of DEMB for each whole share of DE US, Inc. held for your benefit by Computershare. Computershare and ABN AMRO will attempt to deliver your Shares based on the instructions provided by you on this form.

No fractional shares will be distributed as part of the merger. ABN AMRO will sell fractional shares into the open market at prevailing prices and Computershare will distribute the net cash proceeds of such sales in U.S. dollars to shareholders who would otherwise have been entitled to receive fractional shares.

Important Note: Sara Lee will trade with a due bill for the DE US, Inc. shares (and the DE US, Inc. $3.00 special cash dividend) from [                    ] through [                    ].

Q.	What information needs to be included in the SWIFT MT 540 message that I send to my Euroclear Nederland custodian or bank?

A.	Please include the following information in your SWIFT MT 540 message:

Share Description: D.E MASTER BLENDERS 1753 N.V.

ISIN: NL0010157558

Euroclear Participant: ABN AMRO

Euroclear #: 28001

Type: [Receive Free]

Share Amount: TBD

Trade Date: [                    ]

Settlement Date: [                    ]

Q.	Who do I contact if I have questions?

A.	Please contact Georgeson, Inc., the Information Agent, by telephone 9:00 AM to 6:00 PM New York City Time, Monday through Friday, except for bank holidays:

Banks & Brokers and International calls:	1-212-440-9800
U.S. Toll Free:	1-888-666-2584